Exhibit 99.1

ONE LIBERTY PROPERTIES ANNOUNCES DIVIDEND AND EXPANDS SHARE REPURCHASE AUTHORIZATION

GREAT NECK, NY – September 15, 2022 – One Liberty Properties, Inc. (NYSE: OLP) today announced that its Board of Directors declared a quarterly dividend on the Company’s common stock of $0.45 per share. The dividend will be payable on October 7, 2022 to stockholders of record as of the close of business on September 27, 2022. This dividend represents One Liberty’s 119th consecutive quarterly dividend.

OLP also announced that the Board approved an approximate $5.2 million increase to its existing share repurchase authorization. The expansion is in addition to the approximately $2.3 million remaining on the current repurchase authorization, resulting in share repurchase authorization of up to $7.5 million of common stock.

About One Liberty Properties, Inc:

One Liberty is a self-administered and self-managed real estate investment trust incorporated in Maryland in 1982. The Company acquires, owns and manages a geographically diversified portfolio consisting primarily of industrial properties. Many of these properties are subject to long-term net leases under which the tenant is typically responsible for real estate taxes, insurance and ordinary maintenance and repairs. Additional financial and descriptive information on One Liberty, its operations and its portfolio, is available at its website at: http://1liberty.com. For additional information, interested parties are encouraged to review One Liberty’s Form 10-K for the year ended December 31, 2021 and the other reports it filed thereafter with the Securities and Exchange Commission.

Contact:

One Liberty Properties

Investor Relations

Phone: (516) 466-3100

www.onelibertyproperties.com